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                                                        Exhibit 99.B(d)(1)(B)(i)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                               ING INVESTORS TRUST

     This First Amendment, effective as of September 2, 2004, amends the Investment Management Agreement (the "Agreement") dated August 21, 2003 between ING Investors Trust (the "Trust"), a Massachusetts business trust and ING Investments, LLC, an Arizona limited liability company (the "Manager"), with regards to ING American Funds Growth Portfolio, ING American Funds Growth-Income Portfolio and ING American Funds International Portfolio, each a Series of the Trust, and any future Series of the Trust that may become party to the Agreement.

                               W I T N E S S E T H

     WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

     NOW, THEREFORE, the parties agree as follows:

     1. Section 8 of the Agreement is hereby amended by inserting the words "Board approved" in front of "trade association dues."

     2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                               ING INVESTORS TRUST


                               By:   /s/ Robert S. Naka
                                     ------------------
                                     Robert S. Naka
                                     Senior Vice President


                               ING INVESTMENTS, LLC


                               By:   /s/ Michael J. Roland
                                     ---------------------
                                     Michael J. Roland
                                     Executive Vice President